Exhibit 5.1

OPINION OF MORRISON & FOERSTER LLP

March 30, 2011

NeurogesX, Inc.

2215 Bridgepointe Parkway

Suite 200

San Mateo, CA 94404

Re: 2007 Stock Plan and 2007 Employee Stock Purchase Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of: (i) 893,455 shares of your common stock, $0.001 par value (the “Common Stock”) which will be issuable under the NeurogesX, Inc. 2007 Stock Plan (the “2007 Stock Plan”) and (ii) 357,382 shares of Common Stock which will be issuable under the NeurogesX, Inc. 2007 Employee Stock Purchase Plan (the “ESPP Plan”, together with the 2007 Stock Plan, the “Plans”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans, and the authorization of the issuance of 1,250,837 shares of Common Stock under the Plans (the “Shares”), and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold pursuant to the terms of the Plans will be legally issued, fully paid and nonassessable common stock.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP